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                                                                  EXHIBIT 99.1



CONTACTS FOR PRESS INQUIRIES ONLY:
CYBERCASH, INC.                                         RUDER-FINN
---------------                                         ----------
Jordanna M. Taffel                                      Adam Sohn
Director, Public Relations                              212-593-6481
703-715-7837                                            sohna@ruderfinn.com
pager:  888-996-5577                                    Nicole Peters
jtaffel@cybercash.com.                                  212-593-6376
                                                        petersn@ruderfinn.com


FOR IMMEDIATE RELEASE
May 1, 1998

                   CYBERCASH, INC./ICVERIFY MERGER COMPLETED

                     IC VERIFY BECOMES CYBERCASH SUBSIDIARY

Reston, Virginia, May 1, 1998-CyberCash, Inc. (Nasdaq, CYCH), the world's leading provider of electronic commerce payment solutions, today announced that the merger between CyberCash and ICVERIFY has been completed, effective April
30. Under the terms of the merger, the shareholders of ICVERIFY received $16,150,000 in cash and 2.3 million shares of CyberCash common stock. With the completion of the merger, ICVERIFY is now a wholly owned CyberCash subsidiary.

F. Thomas Aden will remain President and Chief Executive Officer of ICVERIFY. In addition, he will serve as an Executive Vice President of CyberCash, reporting to Bill Melton, President and Chief Executive Officer of CyberCash. Steve Elefant, ICVERIFY co-founder and Chairman, will become Vice Chairman of CyberCash. Eric Buchbinder, another ICVERIFY co-founder, will become Senior Vice President for Advanced Technology of CyberCash.

"The closing of this merger is a big step for CyberCash toward achieving a critical mass of merchants using Internet payments in the rapidly growing electronic commerce marketplace," said Bill Melton. "We are now able to offer a complete e-commerce payment offering for everyone from physical world merchants to Internet merchants, financial institutions and billers seeking to offer Internet payment capabilities to their consumers. Moreover, with ICVERIFY we add thousands of merchants to our customer base"

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With the conclusion of this deal, CyberCash has further solidified its position as the clear market leader in secure electronic commerce payment solutions marketplace. CyberCash plans to integrate both companies' Internet offerings with ICVERIFY's point of sale products, including Windows(R) -based merchant software that enables the acceptance of business-to-business purchasing cards. The two companies also will combine their engineering, customer service and marketing teams to accelarate fulfillment of its commitment to delivering cutting edge electronic commerce payment technologies. As a result, the Company intends to provide its customers with access to a variety of product and service offerings and an easy migration path between the traditional point of sale and the Internet.

"We are excited about this transaction," said Tom Aden. "ICVERIFY is delighted to become part of the CyberCash family, and we are all enthusiastic about the prospects of the combined companies."

In addition to their U.S. base, both CyberCash and ICVERIFY have a strong presence in Europe and Asia. The completion of this merger further established CyberCash's presence in the global marketplace. The Company believes that this transition is a major step forward in CyberCash's overall international growth strategy and will enhances its footprint in Europe and Asia. The merger with ICVERIFY works hand-in-glove with CyberCash's current international expansion. Customers can now buy a full range of products on the Internet from local CyberCash operating companies in Africa, Germany, Japan, Middle East and the United Kingdom.

ABOUT CYBERCASH, INC.
CyberCash, Inc., headquartered in Reston, Virginia, USA, is a pioneer and leading provider payment software and services - globally. The Company offers a complete suite of Internet payment solutions including a payment card service which supports credit, debit and purchase cards, an innovative electronic cash service which enables micropayments and other cash transactions and a secure electronic check service which allows consumer-to-business and business-to-business payments from a bank account. CyberCash is traded on the Nasdaq Stock Market, under the symbol CYCH. CyberCash's Web address is http://www.cybercash.com.

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